Exhibit 16.1

KPMG Audit Plc	Tel +44(0) 20 7311 1000
20 Farringdon Street	Fax +44(0) 20 7311 3311
London EC4A 4PP	DX 38050 Blackfriars
United Kingdom	adrian.wilcox@kpmg.co.uk
12 December 2007
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for ReSearch Pharmaceutical Services, Inc. (formerly Cross Shore Acquisition Corporation, “the Company”) and, under the date of 7 December 2007, we reported on the financial statements of the Company as of 31 December 2006 and for the period from 30 January 2006 (incorporation) to December 31, 2006. On 11 December 2007, we were dismissed. We have read the Company’s statements that we understand the Company will include under Item 14 of the Form 10 registration statement it will file regarding the recent change of auditors. We agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was recommended and approved by the audit committee of the board of directors.
Very truly yours,
KPMG Audit Plc

KPMG Audit Plc, a UK public limited company, is a subsidiary of KPMG
Europe LLP and a member firm of the KPMG network of independent	Registered in England No 3110745
member firms affiliated with KPMG International, a Swiss cooperative.	Registered office: 8 Salisbury Square, London EC4Y 8BB